Exhibit 99.1

Possis Medical Appoints Chief Financial Officer and Vice President of
                          Sales and Marketing

    MINNEAPOLIS--(BUSINESS WIRE)--May 10, 2005--

         Jules L. Fisher appointed Vice President, Finance and
         Chief Financial Officer; Shawn F. McCarrey appointed
                 Vice President of Sales and Marketing

    Possis Medical, Inc. (NASDAQ:POSS), today announced that Mr. Jules
L. Fisher has been appointed the Company's new Vice President of Finance and Chief Financial Officer and that Mr. Shawn F. McCarrey has been promoted to a new position as the Company's Vice President of Worldwide Sales and Marketing. Mr. Fisher will report directly to Mr. Robert G. Dutcher, Chairman, President and Chief Executive Officer, and will serve as Possis Medical's primary contact with the financial community and the media. Mr. McCarrey will continue to report directly to Mr. Dutcher and will assume full responsibility for the Company's marketing and scientific/medical affairs functions, as well as retaining his sales responsibilities. Mr. Eapen Chacko has resigned as Vice President and Chief Financial Officer and is leaving Possis Medical for personal reasons and to pursue other interests.
    Jules L. Fisher comes to Possis Medical with over 25 years of experience in financial management with medical device, pharmaceutical and consumer products businesses. He has been Chief Financial Officer for Minntech Corporation and has held senior financial positions with companies such as American Medical Systems, MedicalCV, U.S. Surgical Corporation, Bristol-Myers Squibb Company and Johnson & Johnson. He received a Bachelor's Degree in Accounting from Valparaiso University and an MBA in Finance from Loyola University Chicago. Fisher is also a Certified Management Accountant (CMA).
    Mr. Dutcher stated, "Mr. Fisher brings broad experience in the medical device industry to his position with Possis and we are confident that his contributions will be of significant value as we seek to strengthen our position as the leading thrombectomy device provider in the world. Mr. McCarrey has demonstrated his ability to lead and to build a strong sales organization, skills that will serve Possis well as he assumes responsibility for all marketing activities. Also, we thank Mr. Chacko for his contributions to Possis Medical and wish him well in his future endeavors."
    Possis Medical Inc. develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The AngioJet(R) Rheolytic(TM) Thrombectomy System is marketed in the United States for blood clot removal from coronary arteries, leg arteries, coronary bypass grafts and AV dialysis access grafts.

    CONTACT: Possis Medical, Inc., Minneapolis
             Robert G. Dutcher, 763-780-4555
             Bob.Dutcher@possis.com